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                POTTER  ANDERSON  &  CORROON LLP

                  1313  NORTH  MARKET  STREET
                         P.O. BOX 951
                WILMINGTON, DELAWARE 19899-0951

                        302  984-6000
                     302  658-1192  FAX
                     www.pacdelaware.com

                       October 6, 2000

The Board of Directors
qinnet.com, Inc.
450 North Brand Boulevard
6th Floor
Glendale, CA 91203

     Re:  Stock Options Pursuant to 2000/A Stock Option Plan
          --------------------------------------------------

Dear Ladies and Gentlemen:

     We have acted as special Delaware counsel to qinnet.com, Inc., a Delaware corporation (the "Company") in connection with the grant of 212,500 stock options (the "Options") pursuant to the Company's 2000/A Stock Option Plan, dated September 20, 2000 (the "Plan"). Upon exercise, each Option entitles the holder thereof to purchase one share of the Company's Common Stock, par value $0.00001 per share (the "Common Stock"), at a purchase price of U.S.$10.00 per share, subject to adjustment.

     In our capacity as special Delaware counsel, we have reviewed only the following documents and have made no other investigation or inquiry:

1. The Certificate of Incorporation of the Company, as amended and in effect as of the date hereof;

2. The Bylaws of the Company, as amended and in effect as of the date hereof;

3.   The Plan;

4. Stock Option Agreements (the "Option Agreements") dated as of September 20, 2000 between the Company and each of the following: James Jiang, Bo Qu, Nancy Qin and William
     Gladstone (the "Consultants");

5.   Two forms of Written Consent to Action Without
     Meeting of the Directors of the Company, each dated as of September 20, 2000, pursuant to which the Board of Directors

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The Board of Directors
October 6, 2000
Page 2


     of the Company (a) adopted the Plan and (b) granted options to purchase common stock pursuant to the Plan to each of the Consultants;

6.   A Short Form Certificate of Good Standing for the
     Company dated October 6, 2000, obtained from the Secretary of State of the State of Delaware;

7.   A Certificate of the Secretary of the Company (the
     "Officer's Certificate") dated September 20, 2000;

     For purposes of this opinion we have not reviewed any documents other than the documents listed in (1) through (7) above. In particular, we have not conducted any independent investigation beyond our review of the documents listed in (1) through (7) above, and we have not reviewed any document (other than the documents listed in (1) through (7) above) that is referred to or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with or would otherwise alter the opinion stated herein.

     In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters related or assumed therein, all of which we have assumed to be true, complete, and accurate.

     Based upon the foregoing and upon an examination of such questions of Delaware law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth below, we advise you that, in our opinion:

1. The shares of Common Stock issuable upon exercise of the Options (a) have been duly authorized and (b) upon issuance in connection with exercise of the Options, and subject to payment of the consideration therefor, the due endorsement and delivery of certificates therefor, and the reflection thereof in the stock records of the Company, all in accordance with the terms of the Plan and the Option Agreements, will be validly issued, fully paid, and non-assessable.

     The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

     A. The foregoing opinion is limited to the laws of the State of Delaware presently in effect. We express no opinion as to the laws, rules, or regulations of any other jurisdictions including, without limitation, the federal laws of the United States and rules and regulations relating thereto. In addition, we express no opinion as to the securities laws of the State of Delaware and the rules and regulations relating thereto.

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The Board of Directors
October 6, 2000
Page 3

     B. We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or drafts of documents to be executed are complete, accurate, and authentic copies or drafts that conform (or upon execution of the originals, will conform) to authentic and executed originals, which facts we have not independently verified.

     C. The enforceability of the Option Agreements and the enforceability of the rights and obligations of the parties thereunder are subject to and may be limited by (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer, and similar laws relating to or affecting creditors rights generally, including, without limitation, the Delaware Uniform Fraudulent Transfers Act, the provisions of the United States Bankruptcy Code, and the Delaware insolvency statutes, (ii) principles of equity, including, without limitation, concepts of materiality, good faith, fair dealing, conscionability, and reasonableness, and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) applicable law relating to fiduciary duties.

     D. We have assumed the due execution and delivery by each signatory or party thereto of each document or agreement examined by us, including, without limitation, due execution and delivery of the Option Agreements and the forms of Written Consent. We have further assumed the legal capacity of any natural person who is a signatory to any agreement, certificate, or other document examined by us.

     E. We have assumed (i) that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof, and will be true and correct on the date the Company is or becomes obligated to issue shares of Common Stock upon exercise of the Options, and (ii) that the written consents to action without meeting of the directors referenced in the Officer's Certificate have not been amended, modified, or revoked since the time of their adoption, remain in full force and effect on the date hereof, and will remain in full force and effect on the date the Company is or becomes obligated to issue shares of the Common Stock upon exercise of the Options.

     F. We have assumed that (i) at the time the Company is or becomes obligated to issue any shares of Common Stock upon exercise of the Options, the Company will have adequate authorized and unissued shares of Common Stock to fulfill such obligations; and (ii) at the time the Company is or becomes obligated to issue any shares of Common Stock upon exercise of the Options, the per share purchase price for the Common Stock (pursuant to the terms of the Option Agreements and as adjusted pursuant thereto) will be at least equal to the per share par value of the Common Stock.

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The Board of Directors
October 6, 2000
Page 4

     G. The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

     We understand that you wish to file this opinion as an Exhibit to the Registration Statement on Form S-8 filed by the Company and covering the shares of Common Stock issuable upon the exercise of the Options and we consent to such filing and to the inclusion of this opinion in such Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.


                                 Very truly yours,


                                 /s/ Potter Anderson & Corroon




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